UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2019 (April 4, 2019)

TMSR Holding Company Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

A101 Hanzheng Street City Industry Park, No.21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China 430000

(Address of Principal Executive Offices) (Zip code)

+86-022-5982-4800

(Company’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 4, 2019, TMSR Holding Company Limited (the “Company”) entered into certain securities purchase agreement (the “SPA”) with certain “non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to which the Company agreed to sell 1,492,000 shares of its common stock (“Common Stock”), par value $0.0001 per share, at a per share purchase price of $2.00. The net proceeds to the Company from this offering will be approximately $2.9 million.

The parties to the SPA have each made customary representations, warranties and covenants. The closing is subject to certain customary conditions including that the Company receives the total purchase price from the Purchasers. Shares will be issued to Purchasers upon satisfaction of all closing conditions.

The Shares to be issued in the Offering are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder.

The form of the SPA is filed as Exhibits 10.1 to this Current Report on Form 8-K and such document is incorporated herein by reference. The foregoing is only a brief description of the material terms of the SPA, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of Hongxiang Yu and Yilei Shao

On April 5, 2019, Mr. Hongxiang Yu and Ms. Yilei Shao resigned from their positions as directors of TMSR Holding Company Limited (the “Company”), effective immediately. Their resignations are not a result of any disagreement with the Company relating to its operations, policies or practices.

Appointment of Xueyuan Han

Effective April 5, 2019, the Company’s board of directors (the “Board”) appointed Mr. Xueyuan Han as a director of the Board and chairman of the Audit Committee to fill the vacancy created by the resignation of Mr. Hongxiang Yu. The Company deems Mr. Han as a financial expert as such term is defined by the applicable SEC rules.

The biographical information of Mr. Xueyuan Han is set forth below.

Mr. Xueyuan Han is currently the CEO of Hanfor (Beijing) Capital Management Co., Ltd., an asset management firm he founded in 2006. From June 1999 to May 2004, he worked for CFC Capital Ltd., a boutique investment-banking firm that provides financial advisory and consulting services to middle-market companies, as a financial advisor. Mr. Xueyuan Han graduated from North China University of Technology in June 1996 with a bachelor degree in Mechatronics. Mr. Han also obtained a Master of Business Administration from Peking University, Guanghua School of Management.

Mr. Han does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Han accepted an offer letter from the Company and agreed to receive an annual compensation at $10,000. The offer letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.1.

1

Appointment of Manli Long

Effective April 5, 2019, the Company’s Board appointed Ms. Manli Long as a director of the Board to fill the vacancy created by the resignation of Ms. Yilei Shao.

The biographical information of Ms. Manli Long is set forth below.

Ms. Manli Long is currently an associate professor at the Department of Foreign Language: Hubei University of Technology, a position she has held since July 2014. Ms. Manli Long has been engaged in English teaching and research for many years. During the course of her career, she won many school awards recognizing her outstanding teach ability. Ms. Manli Long received her bachelor degree in English from Hubei University of Technology in 2002 and obtained her master degree in Foreign Linguistics and Applied Linguistics from Hubei University of Technology in 2007.

Ms. Manli Long does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Manli Long also accepted an offer letter from the Company and agreed to receive an annual compensation at $10,000. The offer letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement

10.2	Director Offer Letter to Xueyuan Han, dated April 5, 2019

10.3	Director Offer Letter to Manli Long, dated April 5, 2019

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMSR Holding Company Limited

Date: April 8, 2019	By:	/s/ Jiazhen Li
Jiazhen Li
Chief Executive Officer

3